THIS NOTE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE ALIENATED OR ENCUMBERED WITHOUT THE PRIOR WRITTEN CONSENT OF PURCHASER.

State of New York
$432,812	October 17, 2014

SECURED PURCHASER NOTE

FOR VALUE RECEIVED, Redwood Fund II LLC (“Purchaser”), hereby promises to pay to Windstream Technologies, Inc., a Wyoming corporation (“Company,” and together with Purchaser, the “Parties”), the principal sum of $432,812 together with all fees incurred or other amounts owing hereunder, all as set forth below in this Secured Purchaser Note (this “Note”). This Note is issued pursuant to that certain Securities Purchase Agreement of even date herewith, entered into by and between Purchaser and the Company (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which Company issued to Purchaser that certain Original Issue Discount Secured Convertible Debenture in the principal amount of $578,947 (as the same may be amended from time to time, the “Debenture”), convertible into shares of Company’s Common Stock. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

1. Principal. This Note will not bear interest. The entire unpaid principal balance shall be due and payable on the date that is eleven (11) months from the date hereof (the “Purchaser Note Maturity Date”); provided, however, that Purchaser may elect, in its sole discretion, to extend the Purchaser Note Maturity Date for up to thirty (30) days by delivering written notice of such election to Company at any time prior to the Purchaser Note Maturity Date.

2. Payment. Unless prepaid, all principal under this Note is payable in one lump sum on the Purchaser Note Maturity Date. All payments of principal shall be (i) in lawful money of the United States of America, and (ii) in the form of immediately available funds. All payments shall be applied first to costs of collection, and thereafter to principal. Payment of principal hereunder shall be delivered to Company at the address furnished to Purchaser for that purpose.

3. Prepayment by Purchaser. Purchaser shall be obligated to prepay in four (4) Tranches $315,624.80 of the outstanding balance of this Note, subject to there being no Event of Default under the Debentures as of the date any such prepayments are due (the “Prepayment Conditions”). The prepayments will be in the following amounts (less, for each payment, guaranteed interest of 12% of the amount of principal allocated under the Debenture): $132,812.41 (first prepayment), $117,187.43 (second prepayment), $34,374.98 (third prepayment), and $31,249.98 (fourth prepayment), and allocated to the principal amount of $139,802.54, $123,355.18, $36,184.19, and $32,894.72 of Debenture, respectively, and will occur on each of the first four monthly anniversaries of the Closing, subject to the Prepayment Conditions. The Purchaser may, at any time following the fourth prepayment, prepay the remaining $117,187.20 principal amount (any such prepayment to be allocated to the Principal Amount of $123,360.94 of Debenture, and subject to guaranteed interest of 12% of the amount of principal allocated under the Debenture), subject to the prior written consent of the Company. Notwithstanding the foregoing, Purchaser may, in its sole and absolute discretion, pay, without penalty, all or any portion of the outstanding balance of this Note (up to $315,624.80 in principal amount) at any time prior to the Purchaser Note Maturity Date.

4. Security. The payment of this Note shall be secured by that Membership Interest Pledge Agreement of even date herewith (as the same may be amended from time to time, the “Pledge Agreement”) by and between the Pledgors named therein and the Company. All the terms and conditions of the Pledge Agreement are hereby incorporated into and made a part of this Note.

5. Termination of Security Interest. As set forth in the Pledge Agreement, Company covenants and agrees that upon the earlier of (i) the date on which the Secured Purchaser Note is repaid in full and (ii) at Purchaser’s election, the date that is six (6) months and three (3) days following the execution of the Pledge Agreement, or such later date as specified by Purchaser in its sole discretion (the “Termination Date”), the Pledge Agreement and all security interests granted thereunder with respect to the Collateral (as defined in the Pledge Agreement) shall terminate, and Purchaser, as Company’s attorney-in-fact, shall be authorized to terminate all UCC Financing Statements (Form UCC1) (each, a “Financing Statement”) filed under the Pledge Agreement by way of filing a UCC Financing Statement Amendment (Form UCC3) with respect to each such Financing Statement, and to take all other actions (including making all filings) necessary to reflect that the Pledge Agreement and the security interests granted thereunder have terminated. For avoidance of doubt, after the Termination Date, there shall be no collateral securing this Note.

6. Right of Offset. Notwithstanding anything to the contrary herein or in any of the other Transaction Documents, in the event (i) of the occurrence of any Event of Default (as defined in the Debenture) under the Debenture or any other note issued by Company in connection with the Purchase Agreement, (ii) the Debenture is accelerated for any reason, or (iii) of a breach of any material term, condition, representation, warranty, covenant or obligation of Company under any Transaction Document, Purchaser shall be entitled to deduct and offset any amount owing by Company under the Debenture from any amount owed by Purchaser under this Note (the “Purchaser Offset Right”), provided that if any of the foregoing events occur and Purchaser has not yet exercised the Purchaser Offset Right, the Purchaser Offset Right shall be automatically exercised on the date that is thirty (30) days prior to the Purchaser Note Maturity Date (an “Automatic Offset”). Other than with respect to an Automatic Offset, Purchaser may only elect to exercise the Purchaser Offset Right by delivering to Company an offset notice in a form substantially similar to Exhibit A to the Debenture. In the event that Purchaser’s exercise of the Purchaser Offset Right under this Section 6 results in the full satisfaction of Purchaser’s obligations under this Note, then Company shall return this Note to Purchaser for cancellation or, in the event this Note has been lost, stolen or destroyed, Company shall provide Purchaser with a lost note affidavit in a form reasonably acceptable to Purchaser.

7. Default. If any of the events specified below shall occur (each, a “Purchaser Note Default”) Company may declare the unpaid principal balance under this Note, together with fees incurred or other amounts owing hereunder immediately due and payable, by notice in writing to Purchaser. If any default, other than a Payment Default (as defined below), is curable, then the default may be cured (and no Purchaser Note Default will have occurred) if Purchaser, after receiving written notice from Company demanding cure of such default, either (a) cures the default within fifteen (15) days of the receipt of such notice, or (b) if the cure requires more than fifteen (15) days, immediately initiates steps that Company deems in Company’s reasonable discretion to be sufficient to cure the default and thereafter diligently continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical. Each of the following events shall constitute an Purchaser Note Default:

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7.1. Failure to Pay. Purchaser’s failure to make any payment when due and payable under this Note (a “Payment Default”);

7.2. Breaches of Covenants. Purchaser’s failure to observe or perform any other covenant, obligation, condition or agreement contained in this Note;

7.3. Representations and Warranties. If any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Purchaser to Company in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to Company to enter into the Purchase Agreement, shall be false or misleading in any material respect when made or furnished; and

7.4. Involuntary Bankruptcy. If any involuntary petition is filed under any bankruptcy or similar law or rule against Purchaser, and such petition is not dismissed within sixty (60) days, or a receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official is appointed to take possession of any of the assets or properties of Purchaser.

8. Binding Effect; Assignment. This Note shall be binding on the Parties and their respective heirs, successors, and assigns; provided, however, that neither party shall assign any of its rights hereunder without the prior written consent of the other party, except that Purchaser may assign this Note to any of its Affiliates without the prior written consent of Company and, furthermore, Company agrees that it shall not unreasonably withhold, condition or delay its consent to any other assignment of this Note by Purchaser.

9. Governing Law. This Note shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

10. Purchase Agreement. By acceptance of this Note, each party agrees to be bound by the applicable terms, conditions and general provisions of the Purchase Agreement and the other Transaction Documents.

11. Customer Identification-USA Patriot Act Notice. Company hereby notifies Purchaser that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Company’s policies and practices, Company is required to obtain, verify and record certain information and documentation that identifies Purchaser, which information includes the name and address of Purchaser and such other information that will allow Company to identify Purchaser in accordance with the Act.

12. Intentionally Omitted.

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13. Pronouns. Regardless of their form, all words used in this Note shall be deemed singular or plural and shall have the gender as required by the text.

14. Headings. The various headings used in this Note as headings for sections or otherwise are for convenience and reference only and shall not be used in interpreting the text of the section in which they appear and shall not limit or otherwise affect the meanings thereof.

15. Time of Essence. Time is of the essence with this Note.

16. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

17. Attorneys’ Fees. If any arbitration or action at law or in equity is necessary to enforce this Note or to collect payment under this Note, Company shall be entitled to recover reasonable attorneys’ fees directly related to such enforcement or collection actions.

18. Amendments and Waivers; Remedies. No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to either party hereto at law, in equity or otherwise. Any amendment, supplement or modification of or to any provision of this Note, any waiver of any provision of this Note, and any consent to any departure by either party from the terms of any provision of this Note, shall be effective (i) only if it is made or given in writing and signed by Purchaser and Company and (ii) only in the specific instance and for the specific purpose for which made or given.

19. Notices. Unless otherwise provided for herein, all notices, requests, demands, claims and other communications hereunder shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.” Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by providing notice thereof in the manner set forth in the Purchase Agreement.

20. Final Note. This Note, together with the other Transaction Documents, contains the complete understanding and agreement of Purchaser and Company and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations of Purchaser and Company with respect to the subject matter of the Transaction Documents. THIS NOTE, TOGETHER WITH THE OTHER TRANSACTION DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Note as of the date set forth above.

PURCHASER:

REDWOOD FUND II LLC

		By:	/s/ John De Noble, Manager
John De Noble

ACKNOWLEDGED, ACCEPTED AND AGREED:

COMPANY:

WINDSTREAM TECHNOLOGIES, INC.

By:	/s/ Dan Bates
Name:	Dan Bates
Title:	President

[Signature Page to Secured Purchaser Note]